Exhibit 10.277

Tenant: PPD Development, LP

Suite: Dabney A-1, A-2, V, VII and IX

FIFTH AMENDMENT TO DEED OF LEASE

THIS FIFTH AMENDMENT TO DEED OF LEASE (this “Amendment”) is made and entered into as of December 29, 2010, by and between BRANDYWINE GRANDE C, L.P., a Delaware limited partnership (“Landlord”), and PPD DEVELOPMENT, LP, a Texas limited partnership (“Tenant”).

A. Landlord and Tenant, as successor-in-interest to PPD Development, LLC, are parties to a certain Lease (as amended, the “2001 Lease”) dated as of July 1, 2001, as amended by a First Amendment to Lease dated as of March 9, 2007, a Second Amendment to Lease dated as of January 10, 2008, a Third Amendment to Lease dated as of July 21, 2008, and a Fourth Amendment to Lease (the “Fourth Amendment”) dated as of September 3, 2010. Pursuant to the 2001 Lease, Tenant leases from Landlord the following premises located in Richmond, Virginia 23230: (i) all of the building known as Dabney A-1, 2240 Dabney Road (“Dabney A-1”), which the parties stipulate and agree consist of approximately 15,389 rentable square feet of space; (ii) all of the building known as Dabney A-2, 2244 Dabney Road (“Dabney A-2”), which the parties stipulate and agree consist of approximately 33,050 rentable square feet of space; (iii) all of the building known as Dabney VII, 2246 Dabney Road (“Dabney VII”), which the parties stipulate and agree consist of approximately 33,271 rentable square feet of space; and (iv) Suites B, F, and L (“Suites B, F & L”) of the building known as Dabney IX (“Dabney IX”), 2248 Dabney Road, which the parties stipulate and agree consist of approximately 6,099 rentable square feet of space. In addition, pursuant to the Fourth Amendment, the term has not yet commenced for Suite G (“Suite G”) of the building known as Dabney IX, 2248 Dabney Road, which the parties stipulate and agree consist of approximately 2,089 rentable square feet of space.

B. Landlord and Tenant, as successor-in-interest to PPD Pharmaco, Inc., are parties to a certain Lease (as amended, the “1999 Lease”) dated as of May 4, 1999, as amended by a First Amendment to Lease dated as of December 23, 2003, and a Second Amendment to Deed of Lease dated as of May 6, 2009, which the parties stipulate and agree consist of approximately 4,178 rentable square feet of space (“Suites H & I”) commonly known as Suites H and I in the Dabney IX building located at 2248 Dabney Road, Richmond, Virginia 23230. Suites B, F & L, and Suites H & I, are collectively referred to in this Amendment as the “Dabney IX Suites”.

C. Dabney A-1, Dabney A-2, Dabney VII, and the Dabney IX Suites are collectively referred to in this Amendment as the “Current Premises”. If Tenant leases Suite G pursuant to the Fourth Amendment, then the Current Premises shall be deemed to include Suite G as of the Lease G Commencement Date (as that term is defined in the Fourth Amendment).

D. Tenant desires to lease from Landlord, and Landlord desires to lease to Tenant, certain additional premises in the Dabney V building (“Dabney V”) located at 2200-2224 Tomlynn Street, Richmond, Virginia 23230, commonly known as Suites 2200 through 2216 and shown on the location plan attached hereto as Exhibit A, which the parties stipulate and agree consist of approximately 34,503 rentable square feet of space (the “Dabney V Premises”).

E. Landlord and Tenant wish to amend the 2001 Lease and terminate the 1999 Lease to, among other things, expand the Current Premises to include the Dabney V Premises, and extend the Term through April 30, 2021, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Landlord and Tenant hereby agree as follows:

1. Incorporation of Recitals; Definitions. The recitals set forth above are hereby incorporated herein by reference as if set forth in full in the body of this Amendment. Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings given to them in the 2001 Lease.

2. Premises.

(a) Effective on the Dabney V Premises Commencement Date (as defined in Section 3(a) below), as used in the 2001 Lease: (i) the “Premises” shall mean, collectively, the Current Premises and the Dabney V Premises; (ii) “Tenant’s Allocated Share” shall mean 100% with respect to Dabney A-1, Dabney A-2 and Dabney VII, shall mean 34.05% with respect to Dabney IX (subject to increase if Tenant leases Suite G), and shall mean 76.08% with respect to

Dabney V; (iii) except as specifically provided in Section 5 of this Fifth Amendment, the 1999 Lease shall be terminated and of no further force and effect and Tenant’s occupancy of Suites H & I shall be subject to the terms and conditions of the 2001 Lease; (iv) the “Buildings” shall mean Dabney A-1, Dabney A-2, Dabney VII, Dabney V and Dabney IX; and (v) the “Project” shall mean the Buildings, the land on which the Buildings are located, and all other improvements located on the land.

(b) Tenant acknowledges and agrees that Landlord shall have no obligation to make any improvements to the Current Premises or the Dabney V Premises in connection with this Amendment, and Tenant accepts them in their current “AS IS” condition.

3. Term.

(a) The Term for the Dabney V Premises shall commence on January 1, 2011 (the “Dabney V Premises Commencement Date”). Landlord shall deliver possession of the Dabney V Premises to Tenant on the Dabney V Premises Commencement Date.

(b) The Term for the Premises (collectively, the Current Premises and the Dabney V Premises) shall terminate on April 30, 2021. Nothing herein shall affect any of Tenant’s rights under the Fourth Amendment with respect to Suite G. Article 34 of the 2001 Lease is hereby deleted in its entirety.

4. Fixed Rent for Dabney V. Effective on January 1, 2011, Fixed Rent WITH RESPECT TO THE DABNEY V PREMISES ONLY shall be payable in the monthly installments as set forth below and otherwise in accordance with the terms of the 2001 Lease, as amended hereby:

TIME PERIOD	MONTHLY INSTALLMENTS
1/1/11 – 4/30/11	$0.00
5/1/11 – 12/31/11	$20,126.75
1/1/12 – 12/31/12	$20,629.92
1/1/13 – 12/31/13	$21,145.67
1/1/14 – 12/31/14	$21,674.31
1/1/15 – 12/31/15	$22,216.17
1/1/16 – 12/31/16	$22,771.57
1/1/17 – 12/31/17	$23,340.86
1/1/18 – 12/31/18	$23,924.38
1/1/19 – 12/31/19	$24,522.49
1/1/20 – 12/31/20	$25,135.55
1/1/21 – 4/30/21	$25,763.94

5. Fixed Rent for the Current Premises (Less Suite G). Fixed Rent for the Current Premises shall continue in the amounts payable under the 1999 Lease and the 2001 Lease until April 30, 2011. Effective on May 1, 2011, Fixed Rent WITH RESPECT TO THE CURRENT PREMISES ONLY, LESS SUITE G shall be payable in the monthly installments as set forth below and otherwise in accordance with the terms of the 2001 Lease, as amended hereby:

TIME PERIOD	MONTHLY INSTALLMENTS
5/1/11 – 12/31/11	$57,491.88
1/1/12 – 12/31/12	$58,929.17
1/1/13 – 12/31/13	$60,402.40
1/1/14 – 12/31/14	$61,912.46
1/1/15 – 12/31/15	$63,460.27
1/1/16 – 12/31/16	$65,046.78
1/1/17 – 12/31/17	$66,672.95
1/1/18 – 12/31/18	$68,339.77
1/1/19 – 12/31/19	$70,048.27

1/1/20 – 12/31/20	$71,799.47
1/1/21 – 4/30/21	$73,594.46

6. Renewal Option.

(a) Provided Tenant is PPD Development, LP or a company which has been assigned the Lease pursuant to Section 12(i) of the 2001 Lease, Tenant is not in default at the time of exercise beyond any applicable cure period and the 2001 Lease is in full force and effect, Tenant shall have the right to renew the 2001 Lease for one (1) term of sixty (60) months beyond the end of the Term as extended by this Amendment (i.e., from May 1, 2021 through April 30, 2026, the “Renewal Term”). Tenant shall furnish written notice of intent to renew at least six (6) months prior to the expiration of the then-current Term, failing which such renewal right shall be deemed waived; time being of the essence. The terms and conditions of the 2001 Lease during the Renewal Term shall remain unchanged except that: (i) the annual Fixed Rent for the Renewal Term shall be equal to the Fair Market Rent (as defined below), but no less than the Fixed Rent payable for the year immediately preceding the commencement of the Renewal Term; and (ii) Landlord shall have no obligation to perform any tenant improvements to the Premises or provide any tenant improvement allowance. Notwithstanding anything to the contrary herein, Tenant shall have no right to renew the 2001 Lease other than or beyond the one (1), sixty (60)-month Renewal Term described in this Section 6.

(b) For purposes of this Amendment, “Fair Market Rent” shall mean the base rent, for comparable space (size and quality), as mutually agreed by Landlord and Tenant after Landlord’s receipt of Tenant’s notice of intent to renew. Landlord shall notify Tenant of the applicable Fair Market Rent as determined by Landlord within fifteen (15) days after receipt of Tenant’s notice of intent to renew for Tenant’s review and approval. In determining the Fair Market Rent, the parties shall take into account applicable measurement and the loss factors, concessions, applicable lengths of lease term, differences in size of the space demised, the location of the Building and comparable buildings, amenities in the Building and comparable buildings, the ages of the Building and comparable buildings, differences in base years or stop amounts for Recognized Expenses and tax escalations and other factors normally taken into account in determining Fair Market Rent.

(c) It shall be a condition of the Renewal Term that: (i) Landlord and Tenant shall have mutually agreed on the Fair Market Rent for the Renewal Term; and (ii) Landlord and Tenant shall have executed an appropriate amendment to the 2001 Lease, in form and content satisfactory to each of them, memorializing the extension of the Term for the Renewal Term.

7. Right of First Offer to Purchase.

(a) Any sale of the Building during prior to May 1, 2014, other than: (i) portfolio sales by Landlord or its parent; (ii) sales that result from a sale of substantially all of the assets or merger of the parent of Landlord; and (iii) in connection with a change of ownership between Landlord and controlled entities, or distributions in kind to owners of a controlled entity, shall be subject to Tenant’s right of first offer as provided in this Section 7.

(b) Provided: (i) Tenant is PPD Development, LP or a company which has been assigned the Lease pursuant to Section 12(i) of the 2001 Lease; (ii) Tenant is not in default under the Lease at the time of exercise beyond any applicable cure period and the 2001 Lease is in full force and effect; and (iii) the Lease as amended hereby is in full force and effect, if Landlord desires to sell all or any one or more of the buildings in which Tenant leases space from Landlord pursuant to the 2001 Lease, as amended hereby, and except for such transactions as outlined in Section 7(a) above, then Landlord shall give a notice (the “First Offer Notice”) to Tenant pursuant to this Section 7(b). The First Offer Notice shall specify the price and terms of sale including, without limitation, a general description of the land and improvements to be conveyed (collectively, the “Offered Property”). The First Offer Notice shall constitute an offer by Landlord to sell its interest in the Offered Property to Tenant on the price, terms and conditions set forth in the First Offer Notice. No offer is being made to Tenant for less than the entire Offered Property. Tenant, if it desires to accept such First Offer Notice, shall, within ten (10) business days after the giving of the First Offer Notice, give Landlord written notice to such effect (the “Acceptance Notice”). If Tenant shall fail to give the Acceptance Notice within the time period provided, or it notifies Landlord that it does not desire to purchase the Offered Property on the terms set forth in the First Offer Notice, then this Section 7 shall be deemed null and void and have no further force or affect, and Landlord may sell the Offered Property without restriction by this Section 7.

(c) If Tenant gives Landlord the Acceptance Notice within the time provided in Section 7(b) above, then the parties shall negotiate in good faith a purchase and sale agreement for the Offered Property. If the parties are unable to agree on the purchase and sale agreement despite their good faith efforts within twenty (20) days after Landlord’s receipt of the Acceptance Notice, then this Section 7 and Tenant’s rights hereunder shall automatically terminate and be of no further force or effect and Landlord may sell the Offered Property without restriction by this Section 7.

(d) In the event of a sale to a third party pursuant to Section 7(b), Tenant shall, at the request of Landlord, execute and acknowledge a memorandum for recording to evidence that the Offered Property is no longer subject to Tenant’s rights under this Section.

8. Tenant Allowance for Dabney V. Tenant shall have the right to make improvements in the Dabney V Premises (collectively, the “Tenant Work”) in conformity with plans and specifications approved by Landlord (such approval not to be unreasonably withheld or delayed), and in compliance with all applicable laws, rules, regulations, codes and ordinances. Tenant shall be responsible for all elements of the design of the Tenant Work (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Dabney V Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval thereof or of Tenant’s plans therefor shall in no event relieve Tenant of the responsibility for such design. Landlord shall only be responsible for payment of a maximum cost of $172,515.00 (i.e., $5.00 per rentable square foot in the Dabney V Premises) (the “Tenant Allowance”) for the Tenant Work. Landlord shall reimburse Tenant up to the Tenant Allowance within thirty (30) days after the submission by Tenant of paid invoices and lien waivers (on a form reasonably acceptable to Landlord) evidencing the Tenant Work and Landlord’s confirmation that such work materially complies with the terms and conditions of this Section 8 based upon Landlord’s inspection of such Tenant Work; provided, however, written request for payment of the Tenant Allowance must be submitted to Landlord prior to July 1, 2011, time of the essence. Any portion of the Tenant Allowance not used by Tenant on or before June 30, 2011 shall be deemed waived by Tenant and shall not be paid to Tenant, credited against Rent, or applied to Tenant’s moving costs or prior lease obligations. Notwithstanding anything to the contrary herein, Landlord’s reimbursement obligation shall be limited to hard costs of the Tenant Work (specifically excluding furniture, fixtures, equipment, and/or data cabling). If Tenant elects to have Landlord oversee completion of the Tenant Work, Tenant shall pay to Landlord a construction management fee equal to four and four-tenths percent (4.4%) of the total cost of such improvements, which fee is deemed a soft cost and thus shall not be applied against the Tenant Allowance. The following provisions shall apply to the Tenant Work:

(i) The Tenant Work shall be performed by responsible contractors and subcontractors approved by Landlord (such approval not to be unreasonably withheld or delayed), and who shall furnish in advance and maintain in effect workmen’s compensation insurance in accordance with statutory requirements and commercial public liability insurance (naming Landlord as an additional insured).

(ii) Tenant must provide executed, effective waivers of mechanics liens from all contractors and all sub-contractors. If Tenant fails to provide executed and effective waivers, or if such waivers are not applicable under state law, Tenant must bond the Tenant Work.

(iii) Tenant shall use commercially reasonable efforts so as to minimize any material delays in connection with any work being done by any of Landlord’s contractors or subcontractors in the Dabney V Premises or in the Building generally.

(iv) Tenant will use commercially reasonable efforts to negotiate the construction contracts with Tenant’s contractors to include language holding Landlord harmless from and against any and all claims arising from, under or in connection with such construction.

(v) Tenant and its contractors and subcontractors shall be solely responsible for the transportation, safekeeping and storage of materials and equipment used in the performance of such work, for the removal of waste and debris resulting therefrom, and for any damage caused by them to any installations or work performed by Landlord’s contractors and subcontractors.

(vi) The Tenant Work shall be deemed to be an Alteration under Article 10 of the 2001 Lease.

(vii) Tenant and its contractors and subcontractors shall comply with all of the reasonable construction policies, procedures and guidelines of Landlord that are consistent with the terms of this Amendment.

9. Early Termination Option for Dabney V. Provided Tenant is PPD Development, LP or a company which has been assigned the Lease pursuant to Section 12(i) of the 2001 Lease, and Tenant is not in default of the 2001 Lease beyond any applicable cure period on the date of the Early Termination Notice (as defined below), Tenant shall have the one-time right to terminate the 2001 Lease with respect to the Dabney V Premises only effective at 11:59 p.m. on the Early Termination Date, in accordance with and subject to each of the following terms and conditions (the “Early Termination Option”). The “Early Termination Date” shall mean June 30, 2016. If Tenant desires to exercise the Early Termination Option, Tenant shall give to Landlord irrevocable written notice of Tenant’s exercise of the Early Termination Option (the “Early Termination Notice”), together with the Early Termination Fee (as defined below). The Early Termination Notice and the Early Termination Fee must be received by Landlord no later than August 31, 2015, failing which the Early Termination Option shall be deemed waived. The “Early Termination Fee” shall equal the sum of: (A) the unamortized (on a straight-line basis over one hundred twenty (120) months with interest at twelve percent (12%)): (i) brokerage commissions paid by Landlord in connection with this Amendment and allocable to the expansion into Dabney V; (ii) attorneys’ fees paid by Landlord in connection with this Amendment; and (iii) Tenant Allowance. The Early Termination Fee shall be payable by wire transfer or cashier’s check. Time is of the essence with respect to the dates and deadlines set forth herein this Section 9. If Tenant timely and properly exercises the Early Termination Option in accordance with this Section 9, the Term shall come to an end with respect to the Dabney V Premises only on the Early Termination Date with the same force and effect as if the Term with respect to the Dabney V Premises only were fixed to expire on such date, and the terms and provisions of Article 25 of the 2001 Lease shall apply to the Dabney V Premises.

10. Early Termination Option for Dabney IX. Provided Tenant is PPD Development, LP or a company which has been assigned the Lease pursuant to Section 12(i) of the 2001 Lease, and Tenant is not in default of the 2001 Lease beyond any applicable cure period on the date of the Dabney IX Early Termination Notice (as defined below), Tenant shall have the one-time right during calendar year 2011 to terminate the 2001 Lease with respect to all or any suite(s) of the Dabney IX Suites only effective at 11:59 p.m. on the Dabney IX Early Termination Date (as defined below), in accordance with and subject to each of the following terms and conditions (the “Dabney IX Early Termination Option”). The “Dabney IX Early Termination Date” shall mean the earlier of: (i) January 1, 2012; or (ii) the first date a tenant is required to pay rent under a lease between Landlord and such tenant covering the Surrendered Suites. In the event Landlord is able to execute a lease covering a portion of the Surrendered Suites, the Dabney IX Early Termination Date for that portion of the Surrendered Suites shall be the first date the third party tenant is required to pay rent under the lease between Landlord and such third party tenant (provided such date is prior to January 1, 2012) and the Dabney IX Early Termination Date for the remainder of the Surrendered Suites shall be January 1, 2012. Landlord shall use commercially reasonable efforts to locate new tenants for the Surrendered Suites after receiving the Dabney IX Early Termination Notice. If Tenant desires to exercise the Dabney IX Early Termination Option, Tenant shall give to Landlord irrevocable written notice of Tenant’s exercise of the Dabney IX Early Termination Option (the “Dabney IX Early Termination Notice”), and shall state with specificity if it is exercising such option with respect to all of the Dabney IX Suites or a portion thereof, in which case the notice shall state which suite(s) are the subject of the option (the subject suite(s) are referred to herein as the “Surrendered Suites”). The Dabney IX Early Termination must be received by Landlord no later than August 31, 2011, failing which the Dabney IX Early Termination Option shall be deemed waived. If Tenant timely and properly exercises the Dabney IX Early Termination Option in accordance with this Section 10, the Term shall come to an end with respect to the Surrendered Suites only on the Dabney IX Early Termination Date with the same force and effect as if the Term with respect to the Surrendered Suites only were fixed to expire on such date, and the terms and provisions of Article 25 of the 2001 Lease shall apply to the Surrendered Suites.

11. Right of First Offer for Dabney V.

(a) Subject to: (i) Tenant being PPD Development, LP or a company which has been assigned the

Lease pursuant to Section 12(i) of the 2001 Lease; and (ii) Tenant not being in default at the time of exercise beyond any applicable cure period, during the Term Landlord shall notify Tenant with regard to space that is or Landlord expects to become vacant and available for lease in Dabney V, and Landlord shall propose to Tenant the basic economic terms upon which Landlord would be prepared to entertain the negotiation of a new lease for such space (on all of the same terms and conditions as are set forth in this Lease, except as otherwise specified by Landlord) or an amendment to this Lease with which the parties would add such space to the description of the Premises, in either case for a term that would be coterminous with this Lease unless otherwise specified by Landlord, and which economic terms shall include the estimated date that the space shall be available for delivery, and the tenant allowance (if any) to be furnished to Tenant. Tenant shall have ten (10) business days following Landlord’s delivery of such notice within which to accept such terms, time being of the essence. Should Tenant accept such terms as are specified by Landlord, the parties shall negotiate the terms of a new lease, or an amendment to this Lease, to memorialize their agreement. In the absence of any further agreement by the parties, such additional space shall be delivered in “AS IS” condition, and rent for such additional space shall commence on that date that is the earlier of: (x) Tenant’s occupancy thereof; or (y) when Landlord delivers such additional space to Tenant free of other tenants and occupants. If Tenant does not accept Landlord’s terms within such ten (10) business-day period, or if the parties have not executed and delivered a mutually satisfactory new lease or lease amendment within thirty (30) days following Landlord’s original notice under this Section 11(a), then Tenant’s rights to lease such space shall lapse and terminate, and Landlord may, at its discretion, lease such space on such terms and conditions as Landlord shall determine. Tenant’s rights hereunder shall not include the right to lease less than all of the space identified in Landlord’s notice.

(b) Notwithstanding anything to the contrary contained herein, Landlord may at any time modify or extend any existing or future tenant lease, or choose to use any space that is or about to become vacant within the Dabney V building for marketing or property management purposes, without in any such case notifying or offering such space to Tenant, or giving rise to any right of Tenant hereunder. Nothing contained in this Section 11 is intended nor may anything herein be relied upon by Tenant as a representation by Landlord as to the availability of expansion space within the Dabney V building at any time. If Landlord notifies Tenant of space and Tenant rejects such offer, Landlord’s obligations under this Section 11 shall terminate with respect to such space and this Section 11 shall be of no further force or effect with respect to such space.

12. Parking Spaces. When temperatures permit during the beginning of 2011 (but no later than June 30, 2011), Landlord shall stripe the existing service area associated with the Dabney V building in compliance with applicable laws. Throughout the Term, Landlord shall provide Tenant with the right to use free of charge at least one hundred sixty (160) parking spaces within the Dabney portfolio in reasonably close proximity to the Dabney V Premises for Tenant’s use in connection with its use of Dabney V; provided such spaces may be located at different properties owned by Landlord or an affiliate of Landlord from time to time. Landlord agrees to maintain non-exclusive parking areas serving the Dabney V building with an average of 2.1 spaces per 1,000 square feet of building area of the Dabney V building (such spaces are part of the 160 spaces described above). Landlord shall use commercially reasonable efforts to negotiate with the Commonwealth of Virginia for additional parking at the Westomoreland Plaza adjacent to the Current Premises, which spaces shall then be leased to Tenant at a mutually agreeable rent which reimburses Landlord for all of its costs incurred in connection therewith. Landlord shall use commercially reasonable efforts to provide additional accommodation to Tenant’s parking needs as requested by Tenant.

13. Dabney V Roof. Upon written notice to Landlord that the Tenant Work is complete, Landlord shall refurbish the roof of the Dabney V building at Landlord’s sole cost and expense and obtain a ten (10)-year roof warranty from the date the refurbishment of the roof has been completed. Landlord shall enforce the terms and conditions of the warranty at Landlord’s cost and expense. Nothing herein shall relieve Landlord from any repair or maintenance obligation in the 2001 Lease.

14. Signage. Landlord shall permit Tenant to erect signage on the Dabney V building directories and at the entrance to the Premises. The size and design of the signage shall be subject to Landlord’s consent, not to be unreasonably withheld or delayed.

15. Brokerage Commission. Landlord and Tenant each represents and warrants to the other that such party has had no dealings, negotiations or consultations with respect to the Dabney V Premises or this Amendment with any broker or finder other than UGL Equis and that Landlord shall be responsible for paying UGL Equis any commission or fees associated with this Amendment pursuant to a separate agreement. Each party shall indemnify and hold the other harmless from and against all liability, cost and expense, including attorney’s fees and court costs, arising out of any misrepresentation or breach of warranty under this Section.

16. Effect of Amendment; Ratification. Landlord and Tenant hereby acknowledge and agree that, except as provided in this Amendment, the 2001 Lease has not been modified, amended, canceled, terminated, released, superseded or otherwise rendered of no force or effect. The 2001 Lease as hereby amended is hereby ratified and confirmed by the parties hereto, and every provision, covenant, condition, obligation, right, term and power contained in and under the 2001 Lease, as amended herein, shall continue in full force and effect, affected by this Amendment only to the extent of the amendments and modifications set forth above. In the event of any conflict between the terms and conditions of this Amendment and those of the 2001 Lease, the terms and conditions of this Amendment shall control.

17. Representations. Each of Landlord and Tenant represents and warrants to the other that the individual executing this Amendment on such party’s behalf is authorized to do so.

18. OFAC. Tenant represents, warrants and covenants that neither Tenant nor any of its partners, officers, directors, members or shareholders: (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (“Order”) and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001)); (ii) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii) is listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State; (iv) is listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including without limitation the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraq Sanctions Act, Publ.L. No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 as-9; The Cuban Democracy Act, 22 U.S.C. §§ 6001-10; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-120 and 107-108, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (vi) is engaged in activities prohibited in the Orders; or (vii) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.). Tenant shall defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing representation, warranty and covenant. The breach of this representation, warranty and covenant by Tenant shall be an immediate Event of Default under this Lease without cure.

19. Tenant Reimbursement for Roof Repairs. The last sentence of Section 14(d)of the 2001 Lease is hereby deleted in its entirety and the following is inserted in lieu thereof: “Tenant shall pay: (i) one hundred percent (100%) of the cost of all repairs to the roofs of the Sole Tenant Buildings to be performed by Landlord pursuant to this Article 14(d); and (ii) Tenant’s Allocated Share of the cost of all other repairs to be performed by Landlord pursuant to this Article 14(d) as Additional Rent as provided in Article 6 hereof. “ Sole Tenant Buildings” shall mean those buildings in which Tenant leases one hundred percent (100%) of the rentable square footage.”

20. Pfizer Condition. If Tenant certifies to Landlord by a signed affidavit of an officer of Tenant on or before January 31, 2011, time of the essence, that Tenant has not entered and does not expect to enter into a service contract with Pfizer Inc. or a subsidiary thereof for which the laboratory expansion into Dabney V is required and that it desires to terminate this Amendment, then this Amendment shall be deemed null and void and have no further force or effect upon Landlord’s timely receipt of such notice. If Landlord does not receive such notice by January 31, 2011, then this Section 20 shall be deemed null and void and have no further force or effect.

21. Notice Addresses. Landlord’s address for all notices required or permitted to be given under the Lease shall be as follows:

Brandywine Grande C, L.P.	With a copy to:
c/o Brandywine Realty Trust	Brandywine Realty Trust
Attn: William D. Redd	Attn: Brad A. Molotsky, General Counsel
300 Arboretum Place, Suite 330	555 East Lancaster Ave., Suite 100
Richmond, VA 23236	Radnor, PA 19087

Tenant’s address for all notices required or permitted to be given under the Lease shall be as follows:

With a copy to:
PPD Development, LP	PPD Development, LP
Attn: Corporate Lease Administration	Attn: General Counsel
929 North Front Street	929 North Front Street
Wilmington, NC 28401	Wilmington, NC 28401

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the date first above written.

WITNESS:	LANDLORD:
BRANDYWINE GRANDE C, L.P.

	By:	Brandywine Grande C Corp., its general partner

/s/ Rick Miller		By:	/s/ William D. Redd
		Name:	William D. Redd
		Title:	Senior Vice President
		Date:	12-29-10

WITNESS:	TENANT:
PPD DEVELOPMENT, LP

	By:	PPD GP, LLC, its general partner

/s/ J.W. III		By:	/s/ Daniel G. Danazsdi
		Name:	Daniel G. Danazsdi
		Title:	CFO
		Date:	12-22-2010

EXHIBIT A

LOCATION PLAN OF DABNEY V PREMISES (NOT TO SCALE)

2200
2202
2204
2206
2208
2210
2212
2214
2216
KEY PLAN

SK.01

RECORD DRAWING

DABNEY V

2200-2216 TOMLYNN STREET

RICHMOND, VIRGINIA

Commonwealth
ARCHITECTS

B-1